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                     [LETTERHEAD OF SCHIFF HARDIN & WAITE]


                               February 10, 1997


Farmers National Bancorp, Inc.
121 West First Street
Geneseo, Illinois 61254

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of FNB Merger Co., a Delaware corporation ("Acquisition"), with and into Farmers National Bancorp, Inc. a Delaware corporation ("Bancorp"). Acquisition is a wholly owned subsidiary of Norwest Corporation, a Delaware corporation ("Norwest").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Plan of Merger between Bancorp and Norwest dated November 22, 1996 (the "Merger Agreement") and the Joint Proxy Statement included in the Registration Statement on Form S-4, as filed by Bancorp with the Securities and Exchange Commission on February 11, 1997 (the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Bancorp and Norwest.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) the accuracy of (i) the representations made by Bancorp, as set forth in the Officers' Certificate delivered to us by Bancorp as of this date and to be updated as of the Effective Time of the Merger and (ii) the representations made by Norwest, as set forth in the Officers' Certificate delivered to us by Norwest as of this date and to be updated as of the Effective Time of the Merger.

     In connection with the Merger, the stockholders of Bancorp will exchange, in the aggregate, all of the shares of Bancorp common stock $5.00 par value per share (the "Common Stock") for the right to receive, in the aggregate, except for cash paid in lieu of fractional shares or cash paid to dissenting stockholders, solely shares of Norwest common stock $1 2/3 par value ("Norwest Common Stock").

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:
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SCHIFF HARDIN & WAITE


Farmers National Bancorp, Inc.
February 10, 1997
Page 2


          1.  The Merger will constitute a reorganization within the meaning of
              Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss will be recognized by Bancorp, Norwest or Acquisition, as the case may be, as a result of the Merger.

          3. No gain or loss will be recognized by the stockholders of Bancorp upon the receipt of Norwest Common Stock solely in exchange for their Common Stock.

          4. The basis of the Norwest Common Stock received by a Bancorp stockholder will be the same as the basis of Common Stock that was exchanged therefor.

          5. The holding period of the Norwest Common Stock received by a Bancorp stockholder will include the period during which the Common Stock surrendered in exchange therefor was held by a Bancorp stockholder provided that the Common Stock surrendered was a capital asset in the hands of the Bancorp stockholder on the date of the exchange.

          6. Where a dissenting Bancorp stockholder receives solely cash in exchange for his/her Common Stock, such cash will be treated as having been received by that Bancorp stockholder as a distribution in redemption of his/her Common Stock subject to the provisions and limitations of Section 302 of the Code.

          7. Any cash received by a holder of Common Stock in lieu of a fractional share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the Bancorp stockholder's basis in Common Stock allocable to such fractional share interest.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

          Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion
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Farmers National Bancorp, Inc.
February 10, 1997
Page 3


is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission relating to the offering of Norwest Common Stock pursuant to the proposed Merger and to the reference to us under the caption "Legal Opinions" in such Registration Statement.

                                       SCHIFF HARDIN & WAITE



                                       By:  /s/ Lawrence H. Jacobson
                                          --------------------------------
                                                Lawrence H. Jacobson